EXHIBIT 10.35

TRANSITION AND SEPARATION AGREEMENT

     This Transition and Separation Agreement (the “Agreement”) is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) by and between Thomas Okarma (“Executive”) and Geron Corporation (the “Company”), with reference to the following facts:

          A. Executive’s employment with the Company will end effective upon the Termination Date (as defined below).

          B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1. Employment Separation Date; Board Resignation. Executive acknowledges and agrees that his status as an officer and employee of the Company will end effective as of February 8, 2011 (the “Termination Date”). Executive also hereby resigns his membership and all positions that he holds on the Company’s Board of Directors effective as of the Termination Date.

     2. Transition Consulting Services.

     (a) Consulting Period. During the period of time (the “Consulting Period”) commencing on the Termination Date and ending July 9, 2013, Executive shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall make himself available upon the Company’s request to provide transition services in Executive’s areas of expertise and work experience and responsibility and to perform such other duties as shall be assigned by the Company’s Board of Directors (collectively, the “Transition Duties”); provided, however, that the Company agrees that it will not have a right to terminate Executive as a consultant hereunder other than for Cause (as defined below). During the Consulting Period, Executive may become an employee or consultant of any other Company, providing that he is able to fulfill his consulting obligations under this Section 2(a) and that he remains in compliance with that certain Proprietary Information and Inventions Agreement entered into between Executive and the Company as of December 1, 1997 (the “Confidentiality Agreement”).

     (b) Consulting Fees. The Company shall pay to Executive a retainer as an independent contractor in an aggregate amount of $401,250 (the “Consulting Fees”) for all services performed by Executive at the request of the Company pursuant to Section 2(a) of this Agreement. The Consulting Fees will be paid to Executive in substantially equal quarterly installments in advance commencing on the first day of the month following the Termination Date. As an independent contractor, Executive understands and agrees that while performing any services for the Company after the Termination Date Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that Executive were deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

     (c) Restricted Stock. The Company and Executive acknowledge and agree that, as of the Termination Date, Executive holds 507,500 unvested shares of Company common stock subject to a risk of forfeiture (collectively, the “Restricted Stock Awards”), of which 337,500 shares are subject to vesting upon the attainment of certain performance goals (collectively, the “Performance-Based Restricted Stock Awards”) and 170,000 shares are subject to vesting based solely upon Executive’s continued service to the Company (collectively, the “Time-Based Restricted Stock Awards”).

Notwithstanding anything in Section 2(b) or in the agreements evidencing the Restricted Stock Awards to the contrary, no Restricted Stock Award shall be forfeited or subject to repurchase upon the Termination Date. Instead, (i) each Time-Based Restricted Stock Award shall remain unvested and subject to a risk of forfeiture through the six-month anniversary of the Termination Date and (ii) each Performance-Based Restricted Stock Award shall remain unvested and subject to a risk of forfeiture through July 9, 2013. Subject to Executive’s provision of the Transition Duties through the six-month anniversary of the Termination Date, all Time-Based Restricted Stock Awards shall automatically vest in full and the risk of forfeiture thereon lapse with respect to all of the shares subject to all Time-Based Restricted Stock Awards upon the six-month anniversary of the Termination Date. In the event Executive voluntarily ceases to provide the Transition Duties or is terminated with Cause prior to the six-month anniversary of the Termination Date, the Time-Based Restricted Stock Awards shall be forfeited as of the date of such cessation of services or such termination. Each Performance-Based Restricted Stock Award shall vest in full, and the risk of forfeiture thereon lapse, upon the attainment of the applicable performance goal(s) in accordance with the terms of such Performance-Based Restricted Stock Award. In the event the applicable performance goals are not attained on or prior to July 9, 2013 or in the event Executive voluntarily ceases providing the Transition Duties or is terminated for Cause before July 9, 2013, the Performance-Based Restricted Stock Awards shall be automatically forfeited. Notwithstanding the foregoing, in the event Executive dies or becomes permanently disabled (within the meaning of Section 22(e) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Board shall retain the discretion to accelerate the vesting of the Time-Based Restricted Stock Awards and to permit the Performance-Based Restricted Stock Awards to vest based upon the attainment of the applicable performance goals on or prior to July 9, 2013. Any Time-Based Restricted Stock Awards and Performance-Based Restricted Stock Awards for which the vesting is not accelerated or modified as contemplated by the preceding sentence shall automatically be forfeited on the date that is sixty (60) days after Executive dies or becomes permanently disabled (within the meaning of Section 22(e) of the Code). The agreements evidencing the Restricted Stock Awards shall be deemed amended to the extent necessary to provide for the treatment contemplated by this Section 2(c).

     (d) SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six months following the Termination Date. Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions which include, but are not limited to, buying, selling or otherwise disposing of any common stock of the Company held by Executive until the earlier of (i) the end of such six month period or (ii) a Change of Control (as defined in the Amended and Restated Geron Corporation Severance Plan), liquidation or assignment for the benefit of creditors.

     (e) Independent Contractor Status. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. The Company will not make deductions for taxes from any Consulting Fees paid hereunder. Personal income and self-employment taxes for Consulting Fees paid to Executive hereunder shall be the sole responsibility of Executive. Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by him to make required personal income and self-employment tax payments with respect to the Consulting Fees.

     (f) Cause Defined. For purposes of this Agreement, Cause shall mean only (i) Executive’s continued failure to perform the Transition Duties more than thirty (30) days after written notice of such failure is first provided by the Company to Executive (other than as a result of total or partial incapacity due to physical or mental illness); (ii) Executive’s willful act or omission constituting dishonesty, fraud or other malfeasance against the Company which causes material injury to the Company; (iii) Executive’s conviction of a felony crime of moral turpitude under the laws of the United States or any state of the United States; (iv) Executive’s debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992 or (v) Executive’s material breach of this Agreement or Executive’s breach of the Confidentiality Agreement, in each case, that, if curable, remains uncured more than thirty (30) days after the first incident of such material breach.

     3. Final Paycheck. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid wages and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

     4. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive signing and delivering to the Company this Agreement on or within 21 days after the Termination Date, this Agreement becoming no longer subject to revocation as provided in Section 6(c)(iii), Executive not materially breaching this Agreement and Executive not breaching the Confidentiality Agreement to provide Executive the benefits set forth below. Specifically, the Company and Executive agree as follows:

     (a) Cash Severance. The Company shall pay Executive a lump sum cash payment in an amount equal to $802,500, which constitutes 150% of Executive’s base salary as in effect as of immediately prior to the Termination Date. Such payment shall be made on, or as soon as administratively practicable following, the later of the Effective Date or the Termination Date.

     (b) Continued Healthcare. If Executive and/or Executive’s covered dependents elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay to the COBRA administrator, or, in the event the Company is unable to directly pay the COBRA administrator without incurring penalties under applicable law, pay Executive for, the premium for Executive and Executive’s covered dependents during the twelve-month period immediately following the Termination Date or for such shorter period of time that Executive and/or Executive’s covered dependents are eligible for COBRA. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. In addition, the Company shall pay Executive a lump sum cash payment in an amount equal to $24,000 that is intended to offset any expenses Executive may incur that are not otherwise covered by Medicare during the twelve-month period following the Termination Date. Such payment shall be made on, or as soon as administratively practicable following, the later of the Effective Date or the Termination Date.

     (c) Administrative Cost Offset. The Company shall pay Executive a lump sum cash payment in an amount equal to $72,000 that is intended to offset any expenses Executive may incur for administrative support or office space rental following the Termination Date. Such payment shall be made on, or as soon as administratively practicable following, the later of the Effective Date or the Termination Date.

     (d) Stock Options. As of immediately prior to the Termination Date, the vesting and exercisability of each stock option to purchase Company common stock that is held by Executive as of the Termination Date (collectively, the “Stock Options”) shall be accelerated with respect to all of the shares of Company common stock subject thereto so that 100% of the Stock Options are fully vested and immediately exercisable. In addition, each Stock Option shall remain exercisable through the date that is the earlier of (i) the original expiration date of such Stock Option or (ii) the third anniversary of the Termination Date. The agreements evidencing Executive’s stock options shall be deemed amended to the extent necessary to give effect to this Section 4(d). Executive acknowledges that upon the execution of this Agreement, each unexercised “incentive stock option” within the meaning of the Code, shall be deemed modified for the purposes of Section 424 of the Code and such option shall no longer qualify as an incentive stock option.

     (e) Journals. The Company shall forward any professional journals subscribed to by Executive in his capacity as Chief Executive Officer that are delivered to the Company to Executive’s address on record with the Company for up to twelve (12) months after the Termination Date. For the avoidance of doubt, nothing herein shall require the Company to renew any subscriptions on behalf of Executive.

     (f) Other Benefits. Executive shall be entitled to retain Executive’s current cellular telephone/handheld device, three (3) personal computers and printer after the Termination Date, provided, that Executive first provides the cellular telephone/handheld device and personal computers to the Company for the removal of all files which Executive shall do as soon as practicable for Executive but in any event within one hundred twenty (120) days after the Termination Date. The personal computers and cellular telephone/handheld device shall be returned to Executive within five business days of the date Executive delivers the devices to the Company with the operating systems and software intact. The parties have determined that the value of these used devices, in the aggregate, is $1,500.00. In addition, the Executive shall, at a date and time promptly after the Termination Date to be agreed by Executive and Company, remove from Executive’s office at the Company all of Executive’s personal items. Executive hereby agrees to return all Proprietary Information (within the meaning of the Confidentiality Agreement) to the Company and shall certify in writing to the Company within ninety (90) days after the Termination Date that all Proprietary Information has been returned to the Company or destroyed. Notwithstanding any other term in this Agreement, Executive shall be entitled to retain any Proprietary Information the Company provides him in connection with the consulting services and shall return that Proprietary Information at the end of the Consulting Period or such earlier date as may be requested by the Company.

     (g) Taxes. Executive understands and agrees that all payments under Section 4 of this Agreement will be subject to any legally required tax withholdings. To the extent any personal income taxes may be payable by the Executive for the benefits provided to him under Section 4 of this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by him to make required personal income tax payments.

     (h) Reimbursements. The Company shall promptly reimburse Executive for all as yet unreimbursed business expenses reimbursable under the Company’s expense reimbursement policy, providing Executive submits the expenses to the Company within fifteen (15) days after the Termination Date. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

     (i) Sole Separation Benefit. With the exception of the expense reimbursement pursuant to Section 4(h), Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

     5. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

     6. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

     (a) On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200, ordinance or statute regarding employment; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

     (b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

     (i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

     (ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

     (iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

     (iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan, including without limitation, all of Executive’s rights in and to his 401(k) plan and any other pension or retirement plan;

     (v) Claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable law, or under any indemnification contract, including without limitation, the Indemnification Agreement entered into between the Company and Executive dated as of January 5, 2011 (the “Indemnification Agreement”), or otherwise, and under the terms of any policy of insurance purchased by the Company, including without limitation all directors and officers insurance policies, errors and omissions insurance policies and employment liability insurance policies;

     (vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment;

     (vii) All rights arising out of this Agreement; and

     (viii) Executive’s rights in and to Executive’s Company equity interests, including without limitation, except as otherwise set forth in Section 2(d), Executive’s right to exercise all of the Stock Options as set forth in Section 4(d) and, except as otherwise set forth in Sections 2(c) and 2(d), Executive’s right to hold or sell Executive’s Company stock.

     (c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

     (i) Executive has the right to consult with an attorney before signing this Agreement;

     (ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

     (iii) Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Human Resources, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, fax: (650) 473-8668.

     7. Company’s Release of the Executive. The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives, executors and assigns from all Claims which it may have against the Executive arising out or relating to his employment or the discontinuance of his employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Board of Directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement or the Confidentiality Agreement, or as a result of any acts for which the Executive cannot, as a matter of law, be indemnified by the Company.

     8. Waiver of Unknown Claims. EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE COMPANY AND EXECUTIVE HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY OR EITHER OF THEM MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THEIR RESPECTIVE RELEASES.

     9. Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. The parties further agree that:

     (a) Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not (and shall use commercially reasonable efforts to ensure they do not), disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 9(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

     (b) Transition. Each of the Company and the Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

     (c) Transfer of Company Property. Except as otherwise contemplated in Section 4(e), on or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

     (d) Limit on Post-Termination Service. Notwithstanding anything in this Agreement to the contrary, the aggregate level of bona-fide services to be performed under Sections 2 and 16 of this Agreement, together with any other services to be performed by Executive for the Company following the Termination Date, shall in no event exceed 20% of the average level of bona-fide services performed by Executive for the Company during the 36-month period preceding the Termination Date.

     10. Representations. Executive warrants and represents, and with respect to (a), (d) and (e) below the Company warrants and represents that (a) they have not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company or the Executive, as applicable, with any governmental agency or court, and that if, unbeknownst to Executive or the Company, as applicable, such a complaint, charge or lawsuit has been filed on his or its behalf, he or it, as applicable, will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by the Executive or Company, as applicable, does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive or Company, as applicable, are a party or any judgment, order or decree to which the Executive or Company, as applicable, are subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive and Company, as applicable, enforceable in accordance with its terms.

     11. Legal Fees. The Company shall pay the reasonable attorneys’ fees and related expenses and disbursements incurred by Executive in connection with Executive’s separation of employment with the Company and the negotiation and preparation of this Agreement, in an aggregate amount not to exceed $12,500.

     12. No Assignment. Executive and Company warrant and represent that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive or the Company, as applicable, might be entitled, have been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company or the Executive, as applicable, because of any actual assignment, subrogation or transfer by Executive or Company or Company affiliate, as applicable, Executive or Company, as applicable, agree to indemnify and hold harmless the Company or any affiliate of the Company or the Executive, as applicable, against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

     13. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions of any state other than California.

     14. Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, the Indemnification Agreement and the agreements evidencing the Stock Options and Restricted Stock Awards (as amended herein), is the entire agreement between the parties with regard to the subject matter hereof and shall supersede in its entirety that certain Employment Agreement between the Company and Executive dated as of January 21, 2003, as amended (the “Employment Agreement”). The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary “separation from service” for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive and Company acknowledge that there are no other agreements, written, oral or implied, and that they may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed by facsimile transmission or by signing, scanning and emailing and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Executive shall have no duty to mitigate (i) any obligation by the Company to make payment required to be made under this Agreement, or (ii) any action required to be taken under this Agreement by the Company in any way connected with Executive’s equity in the Company, including without limitation, in connection with any of Executive’s Stock Options or Restricted Stock Awards.

     15. Indemnification. Nothing in this Agreement shall in any way limit or terminate the Company’s continuing obligation to indemnify Executive under the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable legal requirement or under any indemnification contract, including, without limitation, the Indemnification Agreement. The Company shall maintain directors’ and officers’ liability insurance coverage for the continuing protection of the Executive, of such types and in such amounts as shall be appropriate for the size of the Company and its business risks, as determined by the Company’s Board of Directors in its sole discretion.

     16. Executive’s Cooperation. During the Consulting Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment or consulting work. In the event the Company requires Executive’s cooperation in accordance with this Section 16 (i) the Company shall reimburse Executive for all reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation, and (ii) after the end of the Consulting Period, the Company shall pay Executive a reasonable fee negotiated in good faith between Company and Executive for his time.

(Signature page(s) follow)

     IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: February 11, 2011
/s/ Thomas B. Okarma
Thomas B. Okarma

GERON CORPORATION
DATED: February 11, 2011
	By:	/s/ Alexander E. Barkas
Alexander E. Barkas
Lead Independent Director
of the Board of Directors